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Exhibit 5.1

OPINION OF DLA PIPER RUDNICK GRAY CARY US LLP

March 25, 2005
Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

        Re:    Protein Design Labs, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

        As counsel to Protein Design Labs, Inc., a Delaware corporation (the "Company"), we are rendering this opinion in connection with the preparation and filing of a registration statement on Form S-3 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of up to 9,583,770 shares of common stock to be sold by the selling stockholders named in the Registration Statement (the "Shares").

        We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Based on such examination, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and nonassessable.

        We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in said Registration Statement, including the Prospectus constituting a part thereof, as originally filed or as subsequently amended.

Very truly yours,

/s/  DLA PIPER RUDNICK GRAY CARY US LLP

DLA Piper Rudnick Gray Cary US LLP

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  Exhibit 5.1
OPINION OF DLA PIPER RUDNICK GRAY CARY US LLP